                                                                     Exhibit 5.1



[PRICEWATERHOUSECOOPERS LOGO]

February 2, 2006

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We hereby consent to the use, through attachment as an Exhibit to amendment No. 1 to the registration statement on Form F-10 of NovaGold Resources Inc. (the "Amendment"), of our report to the shareholders of NovaGold Resources Inc. on the consolidated balance sheets of NovaGold Resources Inc. as at November 30, 2004 and 2003 and the consolidated statement of operations and deficits and cash flows for the three years ended November 2004, 2003 and 2002. Our report is dated February 18, 2005.


We also consent to the reference to us under the headings "Interest of Experts" and "Documents Filed as Part of the Registration Statement" in the Amendment.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Columbia